EXHIBIT 99.1




News Release         News Release         News Release          News Release

[LOGO OF AMERICAN EXPRESS COMPANY]

Contacts:             Frank Vaccaro                       Michael J. O'Neill

                      212-640-3327                        212-640-5951
                      frank.vaccaro@aexp.com              mike.o'neill@aexp.com

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------


               AMERICAN EXPRESS REPORTS RECORD QUARTERLY EARNINGS


                   Results Reflect Continued Strong Growth in
                Cardmember Spending and Excellent Credit Quality

                 (Dollars in millions, except per share amounts)

                                               Quarters Ended        Percentage
                                                  March 31,           Inc/(Dec)
                                                -------------        ---------
                                               2005       2004
                                               ----       ----
Revenues                                    $  7,573     $ 6,910         10%

Income Before Accounting Change             $    946     $   865          9%
Net Income                                  $    946     $   794*        19%

Earnings Per Common Share - Basic:
   Income Before Accounting Change          $   0.76     $  0.68         12%
   Net Income                               $   0.76     $  0.62*        23%
Earnings Per Common Share - Diluted:
   Income Before Accounting Change          $   0.75     $  0.66         14%
   Net Income                               $   0.75     $  0.61*        23%

Average Common Shares Outstanding
   Basic                                       1,239       1,277        (3%)
   Diluted                                     1,264       1,305        (3%)

Return on Average Total Shareholders'
Equity**                                        22.8%       20.7%

--------------------------------------------------------------------------------


* Reflects a $109 million non-cash pre-tax charge ($71 million after-tax), or $0.06 on a basic per share basis and $0.05 on a diluted per share basis, relating to the January 1, 2004 adoption of Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (SOP 03-1).

** Computed on a trailing 12-month basis using total Shareholders' Equity as included in the Consolidated Financial Statements prepared in accordance with U.S. generally accepted accounting principles (GAAP).

     New York - April 26, 2005 - AMERICAN EXPRESS COMPANY today reported record net income of $946 million for the first quarter, up 19 percent from $794 million a year ago. Diluted earnings per share (EPS) rose to $0.75, up 23 percent from $0.61 a year ago. Income before last year's accounting change rose 9 percent, while diluted EPS before last year's accounting change was up 14 percent.

     The company's 2005 return on equity was 22.8 percent.

     Consolidated revenues rose 10 percent to $7.6 billion, up from $6.9 billion a year ago. This growth reflects strong cardmember spending, increased cards-in-force, higher net yields on the lending portfolio and higher net investment income.

     Consolidated expenses totaled $6.2 billion, up 9 percent from $5.7 billion a year ago. This increase primarily reflects higher expenses for marketing, promotion, rewards and cardmember services and human resources.

     "We generated record earnings again this quarter, driven by strong growth in our card businesses," said Kenneth I. Chenault, Chairman and Chief Executive Officer. "Spending on American Express cards rose among consumers, small businesses and corporate clients. Business volumes from our bank partners were excellent and we signed new partners to our network, including the U.S. wealth management group of UBS. We also continued to expand the global network where American Express cards are welcomed and strengthened long-term relationships with key merchants.

     "Spending by our cardmembers grew at double-digit rates and, based on preliminary U.S. volume reports, we continued to outpace our major competitors. Credit quality remained excellent during the quarter.

     "We made substantial investments in brand-related marketing programs and have a strong pipeline of new card products and service enhancements for later this year. Our focus is on building customized rewards, service enhancements and marketing programs that will continue to build business with high-spending cardmembers for our merchant partners.

     "We are on track with plans to spin off American Express Financial Advisors to our shareholders and recognized some of the initial expenses associated with this transaction during the quarter."

     FIRST QUARTER 2005 RESULTS

     First  quarter  revenues  reflected  11  percent  growth at Travel  Related
Services  (TRS) and 8 percent  growth at  American  Express  Financial  Advisors
(AEFA), while revenues at American Express Bank (AEB) were slightly lower. More specifically:

     o Discount revenue rose 13 percent, resulting from a 15 percent increase in cardmember spending on American Express cards.

     o Net securitization income rose 38 percent, primarily reflecting improved yields and higher average securitized loan balances.

     o    Net investment income rose 8 percent, reflecting higher asset levels.

     o Net finance charge revenue increased 9 percent, principally as a result of higher net interest yields and growth in average cardmember loan balances.

     First quarter expenses reflected increases of 8 percent at TRS and 15 percent at AEFA, while AEB's expenses were essentially flat. More specifically, the overall increase reflected:

     o A 30 percent increase in marketing, promotion, rewards and cardmember services expenses, primarily due to a 29 percent increase at TRS.

     o A 12 percent increase in human resources expenses driven by higher management incentives, including the impact of an additional year of incremental stock-based compensation expenses, merit increases and increased employee benefits costs.

     These items were partially offset by lower other operating expenses.

     In February, the company announced plans to spin off American Express Financial Advisors. Spin-off related costs during the first quarter totaled $22 million. The transaction is expected to occur in the third quarter and is intended to take place as a tax-free dividend to shareholders.

     TRAVEL RELATED SERVICES (TRS) reported record first quarter net income of $801 million, up 20 percent from $665 million a year ago.

     The following discussion of first quarter results presents TRS segment results on a "managed basis," as if there had been no cardmember lending securitization transactions. This is the basis used by management to evaluate operations and is consistent with industry practice. For further information about managed basis and reconciliation of GAAP and managed TRS information, see the "Managed Basis" section below. The AEFA, AEB and Corporate and Other sections below are presented on a GAAP basis.

     Total net revenues for the first quarter increased 9 percent over the year-ago period to $5.8 billion, reflecting continued strong growth in spending and borrowing on American Express Cards.

     Discount revenue grew 13 percent, primarily reflecting a 15 percent increase in billed business. This increase was driven by 10 percent growth in spending per basic cardmember, the continued benefits of rewards programs and the net addition of 4.5 million cards-in-force. Spending on cards issued by the company's network partners increased more than 35 percent from a year ago. The benefits of overall higher cardmember spending were partially offset by a slightly lower average discount rate that reflected the continuing change in the mix of business toward the retail and everyday spending categories.

     Net finance charge revenue increased 6 percent, primarily reflecting higher net interest yields and 4 percent growth in average worldwide lending balances. Other commissions and fees increased 9 percent due to greater card-related volumes. Net card fees rose 6 percent, primarily as a result of 7 percent growth in cards-in-force.

     Total expenses increased 6 percent. Marketing, promotion, rewards and cardmember services expenses increased 29 percent, reflecting both higher marketing and promotion expenses and greater rewards costs. The increase in marketing expenses was primarily driven by the company's recent global brand advertising campaign and the continued focus on business-building initiatives.

     Human resources expenses increased 7 percent, largely due to higher management incentives, including an additional year of incremental stock-based compensation expenses, increased employee benefits costs and merit increases.

     Credit quality remained strong in both the charge card and lending portfolios. The total provision for losses declined 6 percent as a 12 percent decrease in the lending provision was partially offset by a 9 percent volume-driven increase in the charge card provision. Reserve coverage ratios remained strong, reflecting excellent credit performance and the company's view of the environment.

     Charge card interest expense increased 5 percent due to higher average receivable balances and increased funding costs. Other operating expenses decreased 24 percent, primarily reflecting lower expenses as a result of the third quarter 2004 sale of the ATM business, a positive change in reserves resulting from various control improvements and reduced printing and supplies expenses.

     AMERICAN EXPRESS FINANCIAL ADVISORS (AEFA) reported first quarter net income of $166 million, up 5 percent from $157 million a year ago. Income before last year's accounting change was down 27 percent from $228 million a year ago. Total revenues increased 8 percent.

     Net investment income increased 12 percent from year-ago levels, reflecting higher levels of invested assets. In addition, the prior year period was negatively impacted by a decision to further improve AEFA's portfolio risk profile by liquidating a structured investment before maturity resulting in a $49 million charge ($32 million after-tax). Investment management and service fees increased 5 percent, reflecting higher levels of assets under management due to higher average equity values and net asset inflows. Property-casualty insurance premiums rose 20 percent from last year, reflecting a 17 percent increase in the average number of policies in-force generated, most notably from the Costco relationship. Other revenues increased 22 percent, benefiting from higher fees earned on non-proprietary funds as well as financial planning and advice services.

     Total expenses increased 15 percent as a result of higher human resources costs, provisions for losses and benefits, deferred acquisition costs (DAC) amortization and other operating expenses.

     Total human resources expenses rose 14 percent from year-ago levels, primarily due to higher performance-related incentives at Threadneedle and AEFA spin-off related costs.

     Provisions for losses and benefits increased 10 percent, largely due to higher interest crediting rates and volume growth on certificate products.

     DAC amortization expense increased two-fold, primarily reflecting a year-ago benefit of $66 million ($43 million after-tax) related to the lengthening of the amortization periods for certain insurance and annuity products in conjunction with the adoption of SOP 03-1.

     Other operating expenses increased 9 percent, primarily reflecting higher advertising and promotion expenses, as well as costs related to various securities industry regulatory matters, which totaled $35 million (after-tax), up from $11 million (after-tax) a year ago.

     AMERICAN EXPRESS BANK (AEB) reported first quarter net income of $30 million, which was flat compared with the year-ago period. The results reflected higher commissions and fees in Private Banking and the Financial Institutions Group, the impact of restructuring costs in the year-ago period and a lower effective tax rate. These benefits were offset by lower net interest income and higher operating expenses.

     CORPORATE AND OTHER reported first quarter net expenses of $51 million, compared with $58 million a year ago. The results primarily reflected lower net interest expense.


                                      ***

     MANAGED BASIS - TRS

     Managed basis means the presentation assumes there have been no securitization transactions, i.e. all securitized cardmember loans and related income effects are reflected as if they were in the company's balance sheet and income statements, respectively. The company presents TRS information on a managed basis because that is the way the company's management views and manages the business. Management believes that a full picture of trends in the company's cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized cardmember loans.

     Asset securitization is just one of several ways for the company to fund cardmember loans. Use of a managed basis presentation, including non-securitized and securitized cardmember loans, presents a more accurate picture of the key dynamics of the cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time.

     For example, irrespective of the funding mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire cardmember lending portfolio because they are more representative of the economics of the aggregate cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of cardmember loans and related revenue and changes in market share, which are all significant metrics in evaluating the company's performance and which can only be properly assessed when all non-securitized and securitized cardmember loans are viewed together on a managed basis.

     The Consolidated Section of this press release and attachments provide the GAAP presentation for items described on a managed basis.

                                       ***

     The following table reconciles the GAAP-basis TRS income statements to the managed-basis information.


Travel Related Services
Selected Financial Information

                                                                                 Effect of Securitizations (unaudited)
                                                                            Securitization
(preliminary, millions)                       GAAP Basis (unaudited)            Effect           Managed Basis
                                         --------------------------------- ---------------- ----------------------------------
                                                               Percentage                                          Percentage
Quarters Ended March 31,                     2005      2004     Inc/(Dec)    2005     2004      2005       2004     Inc/(Dec)
                                         --------- ---------- ------------ ------- -------- ---------- ---------- ------------
Net revenues:
  Discount revenue                        $ 2,672    $ 2,368       13%
  Lending:
    Finance charge revenue                    770        668       15       $ 609    $ 539    $ 1,379    $ 1,207       14%
    Interest expense                          178        127       40         140       83        318        210       51
                                         --------- ------------            ------- -------- ---------- ----------
      Net finance charge revenue              592        541        9         469      456      1,061        997        6
  Net card fees                               498        472        6
  Travel commissions and fees                 422        417        1
  Other commissions and fees                  563        510       10          53       53        616        563        9
  Travelers Cheque investment income           94         93        1
  Securitization income, net                  316        230       38        (316)    (230)         -          -        -
  Other revenues                              425        419        2
                                         --------- ----------              ------- -------- ---------- ----------
        Total net revenues                  5,582      5,050       11         206      279      5,788      5,329        9
                                         --------- ----------              ------- -------- ---------- ----------
Expenses:
  Marketing, promotion, rewards and
    cardmember services                     1,316      1,023       29          (4)      (4)     1,312      1,019       29
  Provision for losses and claims:
    Charge card                               215        198        9
    Lending                                   295        287        3         212      287        507        574      (12)
    Other                                      35         29       17
                                         --------- ----------              ------- -------- ---------- ----------
      Total                                   545        514        6         212      287        757        801       (6)
  Charge card interest expense                176        168        5
  Human resources                           1,143      1,065        7
  Other operating expenses:
     Professional services                    482        469        3
     Occupancy and equipment                  323        308        5
     Communications                           115        121       (5)
     Other                                    310        409      (24)         (2)      (4)       308        405      (24)
                                         --------- ----------              ------- -------- ---------- ----------
       Total                                1,230      1,307       (6)         (2)      (4)     1,228      1,303       (6)
                                         --------- ----------              ------- -------- ---------- ----------
        Total expenses                      4,410      4,077        8      $  206    $ 279    $ 4,616    $ 4,356        6
                                         --------- ----------              ------- -------- ---------- ----------
Pre-tax income                              1,172        973       20
Income tax provision                          371        308       20
                                         --------- ----------
Net income                                $   801    $   665       20
                                         ========= ==========


     American Express Company (www.americanexpress.com), founded in 1850, is a global travel, financial and network services provider.

                                       ***

     Note: The 2005 First Quarter Earnings Supplement, as well as CFO Gary Crittenden's presentation from the investor conference call referred to below, will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call to discuss first quarter earnings results, operating performance and other topics that may be raised during the discussion will be held at 5:00 p.m. (ET) today. Live audio of the conference call will be accessible to the general public on the American Express web site at http://ir.americanexpress.com. A replay of the conference call also will be available today at the same web site address.

                                       ***

     THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "MAY," "SHOULD," "COULD," "WOULD," "LIKELY," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: THE COMPANY'S ABILITY TO COMPLETE THE PLANNED SPIN-OFF OF ITS AEFA BUSINESS UNIT, WHICH IS SUBJECT TO FINAL APPROVAL BY THE COMPANY'S BOARD OF DIRECTORS, THE RECEIPT OF NECESSARY REGULATORY APPROVALS AND A FAVORABLE TAX RULING AND/OR OPINION, AND IN CONNECTION WITH THE PROPOSED SPIN-OFF, THE COMPANY'S ABILITY TO CAPITALIZE AEFA CONSISTENT WITH RATING AGENCY REQUIREMENTS AND TO MANAGE TRANSITION COSTS AND IMPLEMENT EFFECTIVE TRANSITION ARRANGEMENTS WITH AEFA ON A POST-COMPLETION BASIS; THE COMPANY'S ABILITY TO GROW ITS BUSINESS AND MEET OR EXCEED ITS RETURN ON SHAREHOLDERS' EQUITY TARGET BY REINVESTING APPROXIMATELY 35% OF ANNUALLY-GENERATED CAPITAL, AND RETURNING APPROXIMATELY 65% OF SUCH CAPITAL TO SHAREHOLDERS, OVER TIME, WHICH WILL DEPEND ON THE COMPANY'S ABILITY TO MANAGE ITS CAPITAL NEEDS AND THE EFFECT OF BUSINESS MIX, ACQUISITIONS AND RATING AGENCY REQUIREMENTS; CONSUMER AND BUSINESS SPENDING ON THE COMPANY'S TRAVEL RELATED SERVICES PRODUCTS, PARTICULARLY CREDIT AND CHARGE CARDS AND TRAVELERS CHEQUES AND OTHER PREPAID PRODUCTS AND GROWTH IN CARD LENDING BALANCES, WHICH DEPEND IN PART ON THE ABILITY TO ISSUE NEW AND ENHANCED CARD AND PREPAID PRODUCTS, SERVICES AND REWARDS PROGRAMS, AND INCREASE REVENUES FROM SUCH PRODUCTS, ATTRACT NEW CARDMEMBERS, REDUCE CARDMEMBER ATTRITION, CAPTURE A GREATER SHARE OF EXISTING CARDMEMBERS' SPENDING, SUSTAIN PREMIUM DISCOUNT RATES ON ITS CARD PRODUCTS IN LIGHT OF REGULATORY AND MARKET PRESSURES, INCREASE MERCHANT COVERAGE, RETAIN CARDMEMBERS AFTER LOW INTRODUCTORY LENDING RATES HAVE EXPIRED, AND EXPAND THE GLOBAL NETWORK SERVICES (GNS) BUSINESS; THE COMPANY'S ABILITY TO INTRODUCE NEW PRODUCT, REWARD PROGRAM ENHANCEMENTS AND SERVICE ENHANCEMENTS ON A TIMELY BASIS DURING THE LATTER HALF OF 2005 AND THE FIRST HALF OF 2006; THE SUCCESS OF THE GNS BUSINESS IN PARTNERING WITH BANKS IN THE UNITED STATES, WHICH WILL DEPEND IN PART ON THE EXTENT TO WHICH SUCH BUSINESS FURTHER ENHANCES THE COMPANY'S BRAND, ALLOWS THE COMPANY TO LEVERAGE ITS SIGNIFICANT PROCESSING SCALE, EXPANDS MERCHANT COVERAGE OF THE NETWORK, PROVIDES U.S. GNS BANK PARTNERS THE BENEFITS OF GREATER CARDMEMBER LOYALTY AND HIGHER SPEND PER CUSTOMER, AND MERCHANT BENEFITS SUCH AS GREATER TRANSACTION VOLUME AND ADDITIONAL HIGHER SPENDING CUSTOMERS; THE CONTINUATION OF FAVORABLE TRENDS, INCLUDING INCREASED TRAVEL AND ENTERTAINMENT SPENDING AND THE OVERALL LEVEL OF CONSUMER CONFIDENCE; SUCCESSFULLY CROSS-SELLING FINANCIAL, TRAVEL, CARD AND OTHER PRODUCTS AND SERVICES TO THE COMPANY'S CUSTOMER BASE, BOTH IN THE UNITED STATES AND ABROAD; THE COMPANY'S ABILITY TO GENERATE SUFFICIENT REVENUES FOR EXPANDED INVESTMENT SPENDING, AND THE ABILITY TO CAPITALIZE ON SUCH INVESTMENTS TO IMPROVE BUSINESS METRICS; THE COSTS AND INTEGRATION OF ACQUISITIONS; THE SUCCESS, TIMELINESS AND FINANCIAL IMPACT (INCLUDING COSTS, COST SAVINGS AND OTHER BENEFITS INCLUDING INCREASED REVENUES), AND BENEFICIAL EFFECT ON THE COMPANY'S OPERATING EXPENSE TO REVENUE RATIO, BOTH IN THE SHORT-TERM AND OVER TIME, OF REENGINEERING INITIATIVES BEING IMPLEMENTED OR CONSIDERED BY THE COMPANY, INCLUDING COST MANAGEMENT, STRUCTURAL AND STRATEGIC MEASURES SUCH AS VENDOR, PROCESS, FACILITIES AND OPERATIONS CONSOLIDATION, OUTSOURCING

(INCLUDING, AMONG OTHERS, TECHNOLOGIES OPERATIONS), RELOCATING CERTAIN FUNCTIONS TO LOWER-COST OVERSEAS LOCATIONS, MOVING INTERNAL AND EXTERNAL FUNCTIONS TO THE INTERNET TO SAVE COSTS, AND PLANNED STAFF REDUCTIONS RELATING TO CERTAIN OF SUCH REENGINEERING ACTIONS; THE ABILITY TO CONTROL AND MANAGE OPERATING,
INFRASTRUCTURE, ADVERTISING AND PROMOTION EXPENSES AS BUSINESS EXPANDS OR CHANGES, INCLUDING THE ABILITY TO ACCURATELY ESTIMATE THE PROVISION FOR THE COST OF THE MEMBERSHIP REWARDS PROGRAM; THE COMPANY'S ABILITY TO MANAGE CREDIT RISK RELATED TO CONSUMER DEBT, BUSINESS LOANS, MERCHANT BANKRUPTCIES AND OTHER CREDIT TRENDS AND THE RATE OF BANKRUPTCIES, WHICH CAN AFFECT SPENDING ON CARD PRODUCTS, DEBT PAYMENTS BY INDIVIDUAL AND CORPORATE CUSTOMERS AND BUSINESSES THAT ACCEPT THE COMPANY'S CARD PRODUCTS AND RETURNS ON THE COMPANY'S INVESTMENT PORTFOLIOS; BANKRUPTCIES, RESTRUCTURINGS OR SIMILAR EVENTS AFFECTING THE AIRLINE OR ANY OTHER INDUSTRY REPRESENTING A SIGNIFICANT PORTION OF TRS' BILLED BUSINESS, INCLUDING ANY POTENTIAL NEGATIVE EFFECT ON PARTICULAR CARD PRODUCTS AND SERVICES AND BILLED BUSINESS GENERALLY THAT COULD RESULT FROM THE ACTUAL OR PERCEIVED WEAKNESS OF KEY BUSINESS PARTNERS IN SUCH INDUSTRIES; THE TRIGGERING OF OBLIGATIONS TO MAKE PAYMENTS TO CERTAIN CO-BRAND PARTNERS, MERCHANTS, VENDORS AND CUSTOMERS UNDER CONTRACTUAL ARRANGEMENTS WITH SUCH PARTIES UNDER CERTAIN CIRCUMSTANCES; A DOWNTURN IN THE COMPANY'S BUSINESSES AND/OR NEGATIVE CHANGES IN THE COMPANY'S AND ITS SUBSIDIARIES' CREDIT RATINGS, WHICH COULD RESULT IN CONTINGENT PAYMENTS UNDER CONTRACTS, DECREASED LIQUIDITY AND HIGHER BORROWING COSTS; RISKS ASSOCIATED WITH THE COMPANY'S AGREEMENTS WITH DELTA AIR LINES TO PREPAY $500 MILLION FOR THE FUTURE PURCHASES OF DELTA SKYMILES REWARDS POINTS AND TO LOAN UP TO $75 MILLION TO DELTA; AEFA'S ABILITY TO IMPROVE INVESTMENT PERFORMANCE, INCLUDING ATTRACTING AND RETAINING HIGH-QUALITY PERSONNEL, AND REDUCE OUTFLOWS OF INVESTED FUNDS; AEFA'S ABILITY TO DEVELOP AND INTRODUCE NEW AND ATTRACTIVE PRODUCTS TO CLIENTS IN A TIMELY MANNER AND EFFECTIVELY MANAGE THE ECONOMICS IN SELLING A GROWING VOLUME OF NON-PROPRIETARY MUTUAL FUNDS AND OTHER RETAIL FINANCIAL PRODUCTS TO CLIENTS; FLUCTUATION IN THE EQUITY AND FIXED INCOME MARKETS, WHICH CAN AFFECT THE AMOUNT AND TYPES OF INVESTMENT PRODUCTS SOLD BY AEFA, THE MARKET VALUE OF ITS MANAGED ASSETS, AND MANAGEMENT, DISTRIBUTION AND OTHER FEES RECEIVED BASED ON THE VALUE OF THOSE ASSETS; AEFA'S ABILITY TO RECOVER DEFERRED ACQUISITION COSTS (DAC), AS WELL AS THE TIMING OF SUCH DAC AMORTIZATION, IN CONNECTION WITH THE SALE OF ANNUITY, INSURANCE AND CERTAIN MUTUAL FUND PRODUCTS, AND THE LEVEL OF GUARANTEED MINIMUM DEATH BENEFITS PAID TO CLIENTS; CHANGES IN ASSUMPTIONS RELATING TO DAC, WHICH COULD IMPACT THE AMOUNT OF DAC AMORTIZATION; CHANGES IN FEDERAL SECURITIES LAWS AFFECTING THE MUTUAL FUND INDUSTRY, INCLUDING POSSIBLE ENFORCEMENT PROCEEDINGS AND THE ADOPTION OF RULES AND REGULATIONS DESIGNED TO PREVENT TRADING ABUSES, RESTRICT OR ELIMINATE CERTAIN TYPES OF FEES, CHANGE MUTUAL FUND GOVERNANCE AND MANDATE ADDITIONAL
DISCLOSURES, AND THE ABILITY TO MAKE THE REQUIRED INVESTMENT TO UPGRADE COMPLIANCE SYSTEMS AND PROCEDURES IN RESPONSE TO THESE CHANGES; AEFA'S ABILITY TO AVOID DETERIORATION IN ITS HIGH-YIELD PORTFOLIO IN ORDER TO MITIGATE LOSSES IN ITS INVESTMENT PORTFOLIO; FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES; FLUCTUATIONS IN INTEREST RATES, WHICH IMPACT THE COMPANY'S BORROWING COSTS, RETURN ON LENDING PRODUCTS AND SPREADS IN THE INSURANCE, ANNUITY AND INVESTMENT CERTIFICATE PRODUCTS; ACCURACY OF ESTIMATES FOR THE FAIR VALUE OF THE ASSETS IN THE COMPANY'S INVESTMENT PORTFOLIO AND, IN PARTICULAR, THOSE INVESTMENTS THAT ARE NOT READILY MARKETABLE, INCLUDING THE VALUATION OF THE INTEREST-ONLY STRIP RELATING TO TRS' LENDING SECURITIZATIONS; THE AMOUNT OF RECOVERY UNDER THE COMPANY'S INSURANCE POLICIES FOR LOSSES RESULTING FROM THE SEPTEMBER 11TH TERRORIST ATTACKS; THE POTENTIAL NEGATIVE EFFECT ON THE COMPANY'S BUSINESSES AND INFRASTRUCTURE, INCLUDING INFORMATION TECHNOLOGY, OF TERRORIST ATTACKS, DISASTERS OR OTHER CATASTROPHIC EVENTS IN THE FUTURE; POLITICAL OR ECONOMIC INSTABILITY IN CERTAIN REGIONS OR COUNTRIES, WHICH COULD AFFECT LENDING AND OTHER COMMERCIAL ACTIVITIES, AMONG OTHER BUSINESSES, OR RESTRICTIONS ON CONVERTIBILITY OF CERTAIN CURRENCIES; CHANGES IN LAWS OR GOVERNMENT REGULATIONS, INCLUDING CHANGES IN TAX LAWS OR REGULATIONS THAT COULD RESULT IN THE ELIMINATION OF CERTAIN TAX BENEFITS; OUTCOMES AND COSTS ASSOCIATED WITH LITIGATION AND COMPLIANCE AND REGULATORY MATTERS; DEFICIENCIES AND INADEQUACIES IN THE COMPANY'S INTERNAL CONTROL OVER FINANCIAL REPORTING, WHICH COULD RESULT IN INACCURATE OR INCOMPLETE FINANCIAL REPORTING; AND COMPETITIVE PRESSURES IN ALL OF THE COMPANY'S MAJOR BUSINESSES. A FURTHER DESCRIPTION OF THESE AND OTHER RISKS AND UNCERTAINTIES CAN BE FOUND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004, AND ITS OTHER REPORTS FILED WITH THE SEC.

                                      ***

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated.

(Preliminary)
                           AMERICAN EXPRESS COMPANY
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
(Millions)

                                                                           Quarters Ended
                                                                              March 31,
                                                                         -------------------       Percentage
                                                                           2005       2004          Inc/(Dec)
                                                                         --------   --------       ----------
Revenues
  Discount revenue                                                       $  2,672   $  2,368             12.9%
  Net investment income                                                       803        741              8.4
  Management and distribution fees                                            798        779              2.5
  Cardmember lending net finance charge revenue                               592        541              9.3
  Net card fees                                                               498        472              5.6
  Travel commissions and fees                                                 422        417              1.2
  Other commissions and fees                                                  577        529              9.0
  Insurance and annuity revenues                                              397        364              9.0
  Securitization income, net                                                  316        230             37.5
  Other                                                                       498        469              6.1
                                                                         --------   --------
    Total revenues                                                          7,573      6,910              9.6
                                                                         --------   --------
Expenses
  Human resources                                                           1,993      1,779             12.0
  Marketing, promotion, rewards
      and cardmember services                                               1,358      1,047             29.7
  Provision for losses and benefits                                         1,100      1,022              7.6
  Interest                                                                    219        203              7.7
  Other operating expenses                                                  1,528      1,611             (5.1)
                                                                         --------   --------
    Total expenses                                                          6,198      5,662              9.5
                                                                         --------   --------
Pretax income before accounting change                                      1,375      1,248             10.1
Income tax provision                                                          429        383             11.7
                                                                         --------   --------
Income before accounting change                                               946        865              9.4
Cumulative effect of accounting change, net of tax                              -        (71)(A)            #
                                                                         --------   --------
Net income                                                               $    946   $    794             19.2
                                                                         ========   ========

# -  Denotes a variance of more than 100%.

(A) Reflects a $109 million non-cash pretax charge ($71 million after-tax) related to the January 1, 2004 adoption of SOP 03-1.

(Preliminary)
                           AMERICAN EXPRESS COMPANY
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)
(Billions)

                                                       March 31,    December 31,
                                                         2005           2004
                                                     ------------   ------------
Assets
 Cash and cash equivalents                           $          9   $         10
 Accounts receivable                                           34             35
 Investments                                                   60             61
 Loans                                                         34             35
 Separate account assets                                       36             36
 Other assets                                                  17             16
                                                     ------------   ------------
   Total assets                                      $        190   $        193
                                                     ============   ============

Liabilities and Shareholders' Equity
 Separate account liabilities                        $         36   $         36
 Short-term debt                                               13             14
 Long-term debt                                                31             33
 Other liabilities                                             94             94
                                                     ------------   ------------
   Total liabilities                                          174            177
                                                     ------------   ------------

 Shareholders' Equity                                          16             16
                                                     ------------   ------------
   Total liabilities and shareholders' equity        $        190   $        193
                                                     ============   ============

(Preliminary)
                           AMERICAN EXPRESS COMPANY
                               FINANCIAL SUMMARY
                                  (Unaudited)
(Millions)

                                                               Quarters Ended
                                                                  March 31,
                                                          ------------------------    Percentage
                                                             2005          2004        Inc/(Dec)
                                                          ----------    ----------    ----------
REVENUES
  Travel Related Services                                 $    5,582    $    5,050          10.5%
  American Express Financial Advisors                          1,861         1,728           7.7
  American Express Bank                                          207           210          (1.3)
                                                          ----------    ----------
                                                               7,650         6,988           9.5
  Corporate and other,
   including adjustments and eliminations                        (77)          (78)          0.6
                                                          ----------    ----------
CONSOLIDATED REVENUES                                     $    7,573    $    6,910           9.6
                                                          ==========    ==========
PRETAX INCOME (LOSS) BEFORE ACCOUNTING CHANGE
  Travel Related Services                                 $    1,172    $      973          20.4
  American Express Financial Advisors                            235           317         (25.9)
  American Express Bank                                           46            48          (3.8)
                                                          ----------    ----------
                                                               1,453         1,338           8.6
  Corporate and other                                            (78)          (90)         13.1
                                                          ----------    ----------
PRETAX INCOME BEFORE ACCOUNTING CHANGE                    $    1,375    $    1,248          10.1
                                                          ==========    ==========
NET INCOME (LOSS)
  Travel Related Services                                 $      801    $      665          20.5
  American Express Financial Advisors                            166           157(A)        5.3
  American Express Bank                                           30            30          (0.8)
                                                          ----------    ----------
                                                                 997           852          16.9
  Corporate and other                                            (51)          (58)         13.8
                                                          ----------    ----------
NET INCOME                                                $      946    $      794(A)       19.2
                                                          ==========    ==========

(A) Reflects a $109 million non-cash pretax charge ($71 million after-tax) related to the January 1, 2004 adoption of SOP 03-1.

(Preliminary)
                           AMERICAN EXPRESS COMPANY
                         FINANCIAL SUMMARY (CONTINUED)
                                  (UNAUDITED)

                                                               Quarters Ended
                                                                  March 31,
                                                          ------------------------    Percentage
                                                             2005          2004        Inc/(Dec)
                                                          ----------    ----------    ----------
EARNINGS PER COMMON SHARE

BASIC
  Income before accounting change                         $     0.76    $     0.68          11.8%

  Net income                                              $     0.76    $     0.62(A)       22.6%
                                                          ==========    ==========

  Average common shares outstanding (millions)                 1,239         1,277          (3.0)%
                                                          ==========    ==========

DILUTED
  Income before accounting change                         $     0.75    $     0.66          13.6%

  Net income                                              $     0.75    $     0.61(A)       23.0%
                                                          ==========    ==========

  Average common shares outstanding (millions)                 1,264         1,305          (3.2)%
                                                          ==========    ==========

Cash dividends declared per common share                  $     0.12    $     0.10          20.0%
                                                          ==========    ==========

                       SELECTED STATISTICAL INFORMATION
                                  (Unaudited)

                                                               Quarters Ended
                                                                  March 31,
                                                          ------------------------    Percentage
                                                             2005          2004        Inc/(Dec)
                                                          ----------    ----------    ----------
Return on average total shareholders' equity (B)                22.8%         20.7%
Common shares outstanding (millions)                           1,245         1,281          (2.8)%
Book value per common share                               $    12.95    $    12.30           5.3%
Shareholders' equity (billions)                           $     16.1    $     15.7           2.6%

(A) Reflects a $109 million non-cash pretax charge ($71 million after-tax), or $0.06 on a basic per share basis and $0.05 on a diluted per share basis, related to the January 1, 2004 adoption of SOP 03-1.

(B) Computed on a trailing 12-month basis using total shareholders' equity as included in the Consolidated Financial Statements prepared in accordance with GAAP.